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Item 2. Code of Ethics.
                                 CODE OF ETHICS

Pursuant to the requirements of Section 406 and 407 of the Sarbanes-Oxley Act of 2002, the NorthQuest Capital Fund, (the "Fund"), hereby adopts the following Code of Ethics, which applies to the Fund's principal executive, financial, and accounting officers or persons performing similar functions regardless of whether these individuals are employed by the Fund or a third party, is designed to deter wrongdoing and to promote:

 a) Honest and ethical conduct, including the ethical handling of actual and ap-parent conflicts of interest between personal and professional relation-ships;
 b) Full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission and in all public communications.
 c) Compliance with all applicable governmental laws, rules and regulations;
 d) Prompt internal reporting of violations of the code, should any occur, to any of the principal officers of the Fund and all appropriate persons ident-ified in the code; and
 e) The principal executive officer of the Fund will be held accountable for adherence to the code as presented above.